                                                                            99.1

                                                              [NATIONSRENT LOGO]

FOR IMMEDIATE RELEASE
---------------------

Contact:
Mark Baker
Robinson, Lerer & Montgomery
(212) 484-7780
-------------------------------------------------------------------------------

                  NATIONSRENT COMMENCES CHAPTER 11 PROCEEDINGS
                               TO RESTRUCTURE DEBT

                 COMPANY CONTINUES TO CONDUCT BUSINESS AS USUAL;
           SUPERIOR CUSTOMER SERVICE WILL CONTINUE TO BE TOP PRIORITY

             LENDERS PROVIDING UP TO $55 MILLION IN NEW FINANCING TO
                             FUND NORMAL OPERATIONS

                      NATIONSRENT IS RESTRUCTURING DEBT TO
              BUILD FINANCIALLY STRONGER, MORE COMPETITIVE BUSINESS

Fort Lauderdale, Florida - December 17, 2001 - NationsRent, Inc. (NRNT), announced today that the Company filed a voluntary petition under chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the District of Delaware to restructure the Company's debt. NationsRent will continue to pay all employees in the ordinary course of business and continue to provide their health and other benefits as usual. As in all chapter 11 cases, obligations to suppliers/vendors, employees and others incurred after the filing will be honored in the ordinary course of business without need to obtain court approval and will receive priority status going forward. NationsRent intends to restructure its balance sheet, so the Company can emerge from the chapter 11 process as a financially stronger, more competitive business.

OPERATIONS TO CONTINUE AS USUAL
NationsRent stores, field operations and field support services will continue with business as usual. Customers will continue to have access to NationsRent's broad range of quality equipment and the Company intends to fulfill its commitments to customers in the markets it serves. The court mandates priority status be given to prompt payment of all obligations incurred after the filing. Vendors will be paid for goods and services supplied to the Company after the filing according to terms in the ordinary course of business, so there will be no interruption in the service and equipment the Company provides to customers.

LENDERS PROVIDING ADDITIONAL FINANCING TO FUND OPERATIONS
NationsRent also announced that the Company has obtained up to $55 million of debtor-in-possession (DIP) financing led by Fleet Bank, subject to court approval. This financing will enable the Company to continue normal operations while moving through the reorganization process. The Company is seeking interim approval for a portion of the financing today and will ask the court to set a date for final approval.

RESTRUCTURING DEBT A STRATEGIC STEP TOWARD RENEWED FINANCIAL HEALTH
Ezra Shashoua, Executive Vice President and Chief Financial Officer of NationsRent, said, "This financial restructuring of the Company's debt is a prudent, strategic step NationsRent is taking to preserve and strengthen our business. This allows us to run the business in a normal manner, while we address our balance sheet issues to ensure that NationsRent has a sound financial foundation to build on for the future. NationsRent has a solid business model with good potential in a growth industry."

Gerry Weber, Executive Vice President, Operations, added, "Over the past year, we have been diligent in streamlining operations and integrating systems company-wide to cut costs. We have improved our product mix and added and trained sales personnel to attract a broader base of customers, as well as right-sizing our fleet for greater utilization."

Weber continued, "I am confident that our motivated employees will remain focused on providing superior service to all our customers, and that the Company's experienced management team will guide NationsRent through the reorganization process to renewed financial health."

The core senior management team is committed to leading the Company through the reorganization process and beyond and will continue with recent, decisive actions that are moving the business in the right direction. NationsRent has many strengths to build on for the future, including its expanding customer base, a nationally recognized brand name, its quality fleet of equipment and multiple convenient locations in large and growing markets.

The Company also announced that Chairman and Chief Executive Officer James L. Kirk and the Board of Directors have mutually agreed that it would be in the best interest of the Company to allow new leadership to guide NationsRent through the reorganization process. Mr. Kirk will be relinquishing his leadership role. The Company is commencing the search for an interim President and Chief Restructuring Officer and, concurrently, will engage an executive search firm to help in hiring a new, permanent Chief Executive Officer. To insure a smooth transition, Mr. Kirk has agreed to remain with the company until the interim President and CRO is chosen.

BACKGROUND ON CHAPTER 11
Chapter 11 of the U.S. Bankruptcy Code allows an over-leveraged company with a solid business model, such as NationsRent, to continue operating its business and managing its assets in the ordinary course of business. Congress enacted chapter 11 to enable a debtor business to continue as a going concern, so as to maintain jobs for its employees and maximize the recovery of creditors. NationsRent is NOT filing under chapter 7, which involves liquidation. NationsRent will continue with business as usual. The Company employs approximately 3,300 individuals and executes over 25,000 rental transactions per week from 230 locations all across the country.

COMPANY PROFILE
Headquartered in Fort Lauderdale, Florida, NationsRent is one of the country's leading construction equipment rental companies and operates 230 locations in 27 states. NationsRent offers a broad range of high-quality construction equipment at its locations that are conveniently located in highly visible areas with a consistent retail look and feel, offering superior customer service at affordable prices. More information on NationsRent is available on its home page at http://www.nationsrent.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current plans and expectations of the Company and involve risks and uncertainties that could cause actual future activities and results to be materially different from those set forth in these forward-looking statements. Important factors that could cause actual results to differ include, among others, risks associated with (i) the availability of additional capital, which affects our ability to operate our business while we restructure our debt, (ii) the distractions caused by our financial condition, which may affect our ability to retain and motivate our employees and to obtain sufficient trade credit to operate our business, (iii) our financial condition, which may cause our customers to curtail their business with us and may make it more difficult to collect amounts owed to us on a timely basis or at all, and (iv) other risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any current intention to update these forward-looking statements.


                                      -3-